Exhibit 10.3

March 22, 2023

Dexter Goei
c/o Altice USA
One Court Square West
Long Island City, NY 11101

Dear Dexter:

As you know, your employment relationship with Altice USA, Inc. (the “Company” as defined more fully in Section 3(a) below) ceased as of March 22, 2023 (the “Separation Date”). We are prepared to provide you with certain Separation Benefits (as defined in Section 2 below) as set forth in this Agreement (the “Agreement”) in exchange for your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement. To receive the Separation Benefits set forth in Section 2 below, you must execute the Agreement by Adobe Sign™ electronic signature, no later than April 13, 2023. Upon executing the agreement by Adobe Sign™, a signed copy of the Agreement will automatically be transmitted to the Company. You also will receive the signed copy. This Agreement shall become automatically null and void after April 13, 2023 unless it is executed by you no later than April 13, 2023.

You acknowledge and agree that the Separation Benefits provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration to which you would not otherwise be entitled. Now, therefore, you and the Company agree as follows:

1.Separation of Employment/Effect on Benefits

(a)Separation of Employment. Your employment terminated as of the close of business on the Separation Date. As of that date, you ceased to accrue credit toward 401(k) vesting or any other benefits.

(b)Return of Company Property. You acknowledge and agree that you have returned to the Company all of the Company Property, including, without limitation, Confidential and Proprietary Information (as defined in Section 4(b) below). You acknowledge and agree that other than for Company business prior to the Separation Date: (i) you have not utilized the Company Property or made or retained any copies, duplicates, reproductions or excerpts of the Company Property; and (ii) you have not accessed, utilized or affected in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein.

(c)Life, Disability and AD&D Insurance. Your Company-sponsored life, short- and long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage, if any, will cease as of the Separation Date. There is a thirty-one (31) day grace period after the Separation Date during which you may continue your Company-sponsored life insurance coverage, if applicable. You may continue to receive such coverage by contacting Securian Life Insurance Company at 1-866-365-2374 within the 31-day period.

(d)Retirement Plans. Any vested benefits that you may have accrued under the Company-sponsored 401(k) Savings Plan or any other Company-sponsored benefit plan (the “Plans”) will be payable after the Separation Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the separation of your employment on the Separation Date, pursuant to the terms and conditions of the Plans, you will forfeit all benefits that were not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the HR Service Center, which can be reached at 1-866-356-3315.

2.Separation Benefits

Subject to the terms and conditions contained in this Agreement, if you: (i) execute and deliver this Agreement via Adobe Sign™ by the date set forth above, (ii) comply with all of the terms, conditions and obligations applicable to you under this Agreement, and (iii) do not revoke this Agreement during the Revocation Period, as defined in Section 9(a) below:

(a)Separation Payment. The Company will pay you a lump sum payment of $540,000, subject to reduction for applicable withholding taxes and deductions (the “Separation Payment”). The Separation Payment will be paid to you on the first regular payroll date following the “Effective Date” of this Agreement (as defined in Section 9(b) below).

(b)Health Coverage. Your Company-sponsored medical, dental and vision coverage, if any, will continue through the last day of the month in which the Separation Date occurs. Thereafter, you, and your eligible dependents, if any, may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis, including a 2% COBRA administration premium. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.

(c)COBRA Coverage. The Company will cover your COBRA premium on your behalf for a period of fifteen (15) months from the first day of the month following the month in which the Separation Date occurs. The Company will not pay any portion of the cost of COBRA coverage beyond June 30, 2024, regardless of whether you or your eligible dependents have an additional qualifying event under COBRA.

(d)Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits paid, or due to you, hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement.

(e)No Other Separation Benefits, Payment, Consideration or Severance Benefits. For purposes of this Agreement, the consideration set forth in this Section 2 shall be referred to as the “Separation Benefits.” The Separation Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You hereby confirm that all monies or remuneration of any kind or nature due to you previously have been paid. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below).

3.Release

(a)You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge Altice USA, Inc. together with its direct and indirect parent companies, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and any of its or their predecessors, successors and assigns (collectively, the “Company”), and any of its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, termination of employment, whistleblowing, or otherwise regulating employment, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

(b)The Release section of this Agreement excludes: claims arising after you sign this Agreement; claims for breach of this Agreement; claims to any vested benefits to which you are entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the Release section above nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.

(c)You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the release of claims in subsection 3(a) above, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

(d)You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment, which you may have experienced.

4.Confidentiality

(a)Agreement. Except as set forth in Section 6, you hereby agree to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process.

(b)Confidential and Proprietary Information. You hereby represent, warrant and agree that: (i) during the course of your employment, you were provided and/or have had access to Confidential and Proprietary Information (as defined below), (ii) you have not removed, nor shall you at any time (including after the Separation Date) remove from any Company facility any Confidential and Proprietary Information and/or documents, materials, or copies thereof containing any Confidential and Proprietary Information (including, without limitation, electronic data in any form), and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information. You further understand and agree that all Confidential and Proprietary Information has been divulged or made available to you in confidence and that it would be damaging to the Company if any such Confidential and Proprietary Information were disclosed to any competitor of the Company or any third party or person. Further, you agree not to discuss any information that you have obtained through your employment about the Company or any of its present or former officers, directors, executives, employees, representatives, or shareholders, or any aspects of your tenure as an employee or the termination of such employment (whether or not such information constitutes Confidential and Proprietary Information) with any reporter, author, producer or similar person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles, or writings of any kind, film, videotape, audiotape, Internet websites or any other medium. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Releasees’ standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including but not limited to planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees’ (to the extent applicable) employees, agents, compensation (including, but not limited to, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Releasees, and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior, during or subsequent to your employment by the Company.

5.Physical and Intellectual Property

You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you.

6.Exception for Disclosure Pursuant to Law

Nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if required to do so by court order or legal or administrative process, provided however, that you give the Company written notice of such court order or legal or administrative process within three (3) business days of your receipt of the court order or legal or administrative process notification, or earlier if the return date is less than three (3) business days from your receipt of the court order or legal or administrative process notification, sent by facsimile and overnight mail to the General Counsel, Altice USA, Inc., 1 Court Square, Long Island City, NY 11120, facsimile number (929-418-4699). In the event you receive a subpoena or other judicial process or request of a governmental authority to provide information subject to the attorney-client and/or work product privileges, you shall immediately inform the General Counsel at the facsimile number above and shall take all reasonable steps necessary to maintain the privileged nature of such information. In addition, nothing in this Agreement shall prohibit or restrict you from: (i) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, or any self-regulatory organization, or the Company’s legal, compliance or human resources officers; or (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. If you make a report or disclosure pursuant to the foregoing subsection (ii), you are not required to obtain prior authorization from the Company to make such report or disclosure and you are not required to notify the Company that you have done so. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

7.Further Cooperation

You agree to cooperate fully with and assist the Company in connection with any matter with which you were involved prior to the Separation Date, and/or in any litigations, investigations, regulatory matters, arbitrations, negotiations (including, without limitation, collective bargaining negotiations), disputes, claims, charges filed with any federal, state, or local governmental agency, or administrative proceedings or appeals (including any preparation therefor) that (i) relate to your employment with the Company, services performed or required by you, or any act or omission by you; (ii) as to which you may have pertinent information; and/or (iii) where the Company believes that your personal knowledge, attendance and participation could be necessary. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s request. You further agree to make yourself fully available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this Paragraph.

8.Right to Counsel/Voluntary Waiver

The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.

9.Revocation

(a)Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you sign it (the “Revocation Period”). This Agreement will not be binding or enforceable until that seven- (7) day Revocation Period has expired. If you decide to revoke this Agreement, you must notify us of your revocation sent by overnight mail (signature receipt) and received by Colleen Schmidt, 1 Court Square, Long Island City, NY 11120 no later than the seventh (7th) day after you signed this Agreement. A letter of revocation that is not post-marked by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.

(b)Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 9, the eighth (8th) day after the date on which you sign the Agreement shall be the “Effective Date” of the Agreement.

10.Post-Employment Restrictions

(a)Non-Disparagement. You represent, warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to the good will of, or the business or personal reputations of, any of the Releasees. This provision applies not only to verbal communications but also to all written communications including but not limited to communications through social media/social networking sites such as Facebook, Twitter and the like.

(b)Confidential Information. You acknowledge and agree that your obligation not to disclose Confidential Information as set forth in detail in Section 4 above continues in full force and effect not only for the duration of your employment with the Company, but also upon and after your employment with the Company ceases. You hereby acknowledge and agree that due to your position with the Company and your knowledge of the Company's Confidential and Proprietary Information (as that term is defined in Section 4(b) above), your employment by or affiliation with certain entities, or your solicitation of the Company’s employees, customers, consultants, or vendors, would be detrimental to the Company.

(c)Non-Competition. You further hereby acknowledge and agree that the services rendered by you for the Company are special and unique and that a part of the consideration set forth in this Agreement is in exchange for your promises set forth in this Section 10. You hereby represent, warrant and confirm that, you have not and will not for the period of time during which you are receiving the Separation Benefits under this Agreement, directly or indirectly, become employed by, assist, consult to, advise in any manner or have any material interest in, any Competitive Entity, with which you would hold a role or position similar to any role or position you held with the Company, or for whom you would provide services similar to those you provided to the Company, during the twenty-four (24) months preceding the Separation Date or in which you would have responsibility for or access to confidential information similar or relevant to that which you had access to during the twenty-four (24) months preceding the Separation Date. A "Competitive Entity" shall mean any multiple system operator and any person, entity or business that competes with any of the Company’s cable television, video programming distribution, advertising, voice-over internet protocol, telephone, broadband, on-line data, content and wired or wireless data businesses, or mobile phone/data and MVNO business, as well as such other businesses as the Company engages in as of the Separation Date. Your agreement not to compete is limited to within 100 miles of the office(s), whether home or business, from which you reported, primarily worked or provided substantial services on behalf of the Company during the twenty- four (24) months preceding the Separation Date.

(d)Non-Solicitation. You agree that you shall not knowingly solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, customer (from which the Company received payment or payment-in- kind), consultant or vendor of the Company to leave the employ of the Company or to cease or to reduce working for and/or doing business with the Company for one (1) year after the Separation Date.

You acknowledge that, in your role with the Company, you had access to documents and information regarding the Company’s customers, clients, services, methods of operation, sales, pricing, employees, and the specialized business needs of the Company’s customers and clients, which documents and information are highly confidential. You acknowledge that this information, as well as the Company’s relationships with its employees and customers, are among the Company’s most important assets and business interests, and due to the nature of your employment with the Company, you have been placed in a position to create, maintain, and build those relationships into an asset that is of significant value to the Company and for which you have been previously compensated. You recognize that because of this, and in exchange for the Separation Benefits, you agree to abide by the post-employment restrictions.

(e)Reasonableness of Restraints and Modification. You agree that you and the Company have attempted to limit your right to solicit and compete as applicable only to the extent permitted by applicable law and necessary to protect the Company from unfair competition. If a court of competent jurisdiction determines that the restrictions in this Section 10 are too long in duration or too broad in scope to be reasonable and enforceable, the court shall amend such a provision only so much as is necessary for the restrictions to be reasonable and enforceable.

11.Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation

(a)This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles except to the extent preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”).

(b)You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(c)You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.

(d)You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

12.Additional Provisions

(a)Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 4, 5, 6, 7, or 10 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required. You hereby further acknowledge that all Separation Benefits in Section 2 of this Agreement are subject to forfeiture, recoupment, or clawback if you violate the Post-Employment Restrictions described in Section 10 above as reasonably determined by the Company in its sole discretion.

(b)Withholdings and Tax Consequences. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation. This Agreement, and the provision of payments hereunder, is intended to be exempt from Internal Revenue Code Section 409A both as a short term deferral and separation pay plan. The Company does not guarantee the tax treatment of any Agreement payments, including without limitation, under the Internal Revenue Code, federal, state or local laws. You agree that you have not relied on any advice from the Company, the Releasees, or their attorneys concerning the tax consequences of the payments made pursuant to this Agreement.

(c)Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.

(d)Indemnification. You hereby agree to indemnify and hold harmless each Releasee, against any and all damages or liabilities (including, without limitation, tax liabilities), expenses and costs that may arise out of or that are in any way related to a breach or failure to perform by you of any of the terms and provisions of this Agreement.

(e)Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning any separation benefits which may be due to you in connection with the termination of your employment on the Separation Date, and supersedes any and all prior agreements, discussions, understandings, promises and expectations with respect to the subject matter thereof. This Agreement may be modified only by a written instrument signed by you and by the Company.

(f)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.

(g)Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Section 2 above.

(h)Section 409A. The intent of the parties is that the benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) provides for the “deferral of compensation” within the meaning of Section 409A, the payment shall be delayed as required due to you being a “specified employee” within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

13.Acknowledgments and Waivers Including Express Waiver Under the ADEA

By signing below, you certify and acknowledge as follows:

(a)That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company or the separation of your employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;

(b)That you have signed this Agreement voluntarily and knowingly in exchange for the Separation Benefits described herein, which you acknowledge are adequate and satisfactory to you and which you acknowledge are in addition to any other benefits to which you are otherwise entitled;

(c)That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;

(d)That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;

(e)That the Company has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;

(f)That if you choose to execute this Agreement before the expiration of the twenty- one (21) day period, you do so freely, voluntarily, and with full knowledge of your rights; and

(g)That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 9(a) above, and it shall not become effective until the expiration of such seven- (7) day Revocation Period.

(h)Employee acknowledges and agrees that this Agreement may be executed by electronic signature, including but not limited to signature by Adobe Sign™, which shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system. Employee hereby waives any objection to electronic signature. Employee understands and agrees that “electronic signature” includes, without limitation, electronically scanned and transmitted versions of a signature, including but not limited to PDF versions.

We wish you luck in your future endeavors.

Sincerely yours,

/s/ Colleen R. Schmidt
Colleen R. Schmidt EVP, Human Resources

Accepted and Agreed to:

Signature: /s/ Dexter Goei